FOR IMMEDIATE RELEASE

Contact:  Lisa Mendheim
Phone:    (515)791-8380




     NEWTON, IOWA--(November 11, 1994)--Maytag Corporation has announced it will invest approximately $160 million over the next three years at its refrigerator production facility in Galesburg, Ill.

     The capital improvement project will involve the complete redesign of the corporation's line of refrigerators and new manufacturing equipment and processes.  Various changes will also be made in order to meet 1998 Department of Energy refrigerator standards and the upcoming ban on chlorofluorocarbons

CFCs).

     Commenting on the project, Maytag's Chairman and CEO Leonard A. Hadley said, "I am very excited about this opportunity to design new refrigerator models that will be even more appealing to consumers and advance our competitive position in the marketplace.  Additionally, this project will permit us to further enhance the quality of our refrigerators, provide increased production and give us improved manufacturing efficiency and responsiveness."

     Today's announcement follows an agreement that was reached last week by

Maytag and members of Local 2063 of the International Association of

Machinists and Aerospace Workers at the Galesburg plant. The agreement is for an extension of the current contract and provides for improvements in cost and

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productivity as well as continuous workforce support of the project through implementation.

     "The support we are receiving from the Maytag employees in Galesburg is an indication of the commitment and dedication to this project that has been shown by our Galesburg team.  In addition, the support of the city of

Galesburg and the state of Illinois is a first, but very important step, in the successful development, production and distribution of our next generation of state-of-the-art, energy- efficient refrigerators," Hadley concluded.


     Maytag Corporation is a leading appliance enterprise focused on five principal areas of home management: laundry, cooking, dishwashing,

refrigeration and floor care.  Vending equipment is an additional corporate business.  The corporation's appliance brands include Maytag, Hoover, Jenn-

Air, Magic Chef and Admiral.  Dixie-Narco is the vending equipment manufacturer.

     Headquartered in Newton, Iowa, Maytag has 20 manufacturing operations in six countries and approximately 21,000 employees worldwide.

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CPI9433
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